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                                                                    EXHIBIT 99.1

                                                                    News Release

FOR FURTHER INFORMATION:
John Roberson                       Fred Nachman
Media Relations                     Marjan Communications Inc.
(248) 644-7110                      (312) 867-1771


FOR IMMEDIATE RELEASE

           MALAN REALTY INVESTORS ANNOUNCES SALE OF THREE PROPERTIES;
                               FINAL REDEMPTION OF
                    9.5% CONVERTIBLE SUBORDINATED DEBENTURES


         BINGHAM FARMS, MICH., APRIL 29, 2004 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced it has completed the sale of three properties totaling 392,736 square feet. Net proceeds from the sales were $8.7 million.

         Broadway Center, at 101 W. Lincoln Highway in Merrillville, Indiana is a 177,692 square-foot property anchored by Kmart. It was sold to Kmart. A 106,084 square-foot Kmart property at 151 E. Riverside Boulevard in Loves Park, Illinois, was sold to an individual. A Topeka, Kansas property, located at 240
E. 29th Street, houses a Harbor Freight Tools store and consists of 108,960 square feet of space. It was acquired by KDL, Inc.

         Malan also announced it is calling the balance of its 9.5% Convertible Subordinated Debentures due July 15, 2004 for redemption on June 1, 2004. The Debentures will be redeemed at par, plus accrued but unpaid interest, and retired. The aggregate principal balance of the Debentures is currently $7.1 million.

         "We are pleased to complete the redemption of the convertible subordinated debentures well in advance of their due date," said Jeffery Lewis, chief executive officer of Malan Realty Investors. "This is an important landmark in our strategy to de-leverage the company and create liquidity for the stockholders. Property sales are also progressing well, and we are pleased with our progress to date and the prospects for selling additional properties in the future."

         The Debentures currently trade on the New York Stock Exchange under the CUSIP number 561063-AA-6001. Prior to 5:00 p.m., Eastern Time, on June 1, 2004, holders of Debentures may convert their Debentures into shares of Malan common stock at a price of $17.00 per share, or approximately 58.82 shares per $1,000 principal amount of Debentures. Cash will be paid in lieu of fractional shares. On April 29, 2004, the

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closing price of Malan common stock on the New York Stock Exchange was $4.93 per share.

         Holders of Debentures who do not convert their Debentures into Malan common stock will have such Debentures redeemed on June 1, 2004. Upon redemption, they will receive $1,035.89 per $1,000 principal amount of Notes (consisting of the redemption price of $1,000 plus accrued and unpaid interest thereon from January 15, 2004 up to but not including June 1, 2004 of $35.89). No further interest will accrue thereafter on Debentures called for redemption.

         A notice of redemption is being mailed to all registered holders of the Debentures. Copies of the notice of redemption may be obtained from The Bank of New York, the paying agent and conversion agent, by calling Roxane Ellwanger at
(312) 827-8574. The address of The Bank of New York is 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 21 properties located in seven states that contains an aggregate of approximately 1.5 million square feet of gross leasable area.

         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.



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